UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2015

TUPPERWARE BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 2 to Credit Agreement

On June 9, 2015, Tupperware Brands Corporation (the “Company”) and its wholly owned subsidiary Tupperware International Holdings B.V. (the “Subsidiary Borrower”), entered into Amendment No. 2 (“Amendment No. 2”) to their multicurrency Amended and Restated Credit Agreement dated as of September 11, 2013, as amended by Amendment No. 1 dated as of June 2, 2014 (as so amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), swingline lender and issuing bank, and certain banks from time to time named therein, as syndication agents, joint book runners and joint lead arrangers. Amendment No. 2 (i) reduces the aggregate amount available to the Company and the Subsidiary Borrower under the Credit Agreement from $650 million to $600 million (the “Facility Amount”), (ii) extends the revolving maturity date of the Credit Agreement from September 11, 2018 to June 9, 2020, and (iii) amends the applicable margins for borrowings and the commitment fee to be generally more favorable for the Company. The Credit Agreement provides (a) a revolving credit facility, available up to the full amount of the Facility Amount, (b) a letter of credit facility, available up to $50 million of the Facility Amount, and (c) a swingline facility, available up to $100 million of the Facility Amount. Each of such facilities is fully available to the Company and is available to the Subsidiary Borrower up to an aggregate amount not to exceed $325 million. The Company is permitted to increase, on up to three occasions, the Facility Amount by a total of up to $200 million (for a maximum aggregate Facility Amount of $800 million), subject to certain conditions.

Loans made under the Credit Agreement will comprise either (i) “Eurocurrency Borrowings”, bearing interest determined in reference to the London interbank offered rate for the applicable currency and interest period, plus a margin or (ii) “ABR Borrowings”, bearing interest at the sum of (A) the greatest of (x) the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate, (y) the Federal funds rate plus 0.5% and (z) adjusted LIBOR for one month plus 1%, and (B) a margin. The applicable margin in each case will be determined by reference to a pricing schedule and will be based upon the better for the Company of (a) the ratio at any time of the consolidated funded indebtedness of the Company and its subsidiaries to the consolidated EBITDA (as defined in the Credit Agreement) of the Company and its subsidiaries for the four (4) fiscal quarters then most recently ended, or (b) the Company’s then existing long-term debt securities rating by Moody’s Investor Service, Inc. or Standard and Poor’s Financial Services, Inc. After giving effect to Amendment No. 2, the applicable margin for ABR Borrowings ranges from 0.375% to 0.875%, the applicable margin for Eurocurrency Borrowings ranges from 1.375% to 1.875%, and the applicable margin for the commitment fee ranges from 0.175% to 0.300%. Loans made under the swingline facility will bear interest, if denominated in U.S. Dollars, at the same rate as an ABR Borrowing and, if denominated in another currency, at a rate to be agreed between the Company and the swingline lender prior to the extension of such loan.

A copy of Amendment No. 2 is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Item No.	Exhibit

10.1	Amendment No. 2, dated as of June 9, 2015, to Amended and Restated Credit Agreement, as amended through June 2, 2014, among Tupperware Brands Corporation, Tupperware International Holdings B.V., the lenders party thereto, JPMorgan Chase Bank, N.A., Crédit Agricole Corporate and Investment Bank, HSBC Bank USA, N.A., Keybank National Association and Mizuho Bank (USA).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION

Date: June 12, 2015	By:	/s/ Thomas M. Roehlk
Thomas M. Roehlk
Executive Vice President, Chief Legal Officer and Secretary

3